Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Individual Investor Group, Inc. on Form S-3 of our report dated March 12, 1999, appearing in the Annual Report on Form 10-K of Individual Investor Group, Inc. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
October 29, 1999